As filed with the Securities and Exchange Commission on December 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BLACKSKY TECHNOLOGY INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-1949578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13241 Woodland Park Road

Suite 300,

Herndon, Virginia, 20171

(571)-267-1571

(Address of Principal Executive Offices, including zip code)

2021 Equity Incentive Plan

2014 Equity Incentive Plan

Spaceflight, Inc. Amended and Restated 2011 Equity Incentive Plan Assumed by Spaceflight Industries

(Full title of the plan)

Brian O’Toole

Chief Executive Officer

13241 Woodland Park Road

Suite 300,

Herndon, Virginia, 20171

(571)-267-1571

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Craig E. Sherman

Michael C. Labriola

Mark G.C. Bass

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue

Seattle, WA 98104-7036

(206) 883-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share, reserved for issuance under the Registrant’s 2021 Equity Incentive Plan	15,097,243 (2)	$(7)	$92,697,072.02	$8,594
Class A Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Registrant’s 2014 Equity Incentive Plan	2,296,782 (3)	$(8)	$521,139.84	$49
Class A Common Stock, par value $0.0001 per share, that may be issued pursuant to the vesting and settlement of outstanding restricted stock units under the Registrant’s 2014 Equity Incentive Plan	9,174,652 (4)	$(7)	$56,332,363.28	$5,223
Class A Common Stock, par value $0.0001 per share, that may be issued pursuant to the vesting of outstanding shares of restricted stock under the Registrant’s 2014 Equity Incentive Plan	472,877 (5)	$(7)	$2,903,464.78	$270
Class A Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Registrant’s Spaceflight, Inc. Amended and Restated 2011 Plan Assumed by Spaceflight Industries	41,275 (6)	$(9)	$81,724.50	$8
TOTAL	27,082,829	—	152,535,764.42	14,144

(1)

On September 9, 2021, BlackSky Technology Inc., a Delaware corporation (“Registrant”), f/k/a Osprey Technology Acquisition Corp. (“Osprey”), consummated its previously announced merger pursuant to that certain Agreement and Plan of Merger, dated February 17, 2021 (the “Merger Agreement”), by and among Osprey, Osprey Technology Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Osprey (“Merger Sub”), and BlackSky Holdings, Inc., a Delaware corporation (“Legacy BlackSky”). Pursuant to the terms of the Merger Agreement, a business combination between Osprey and Legacy BlackSky was effected through the merger of Merger Sub with and into Legacy BlackSky, with Legacy BlackSky as the surviving company and as a wholly-owned subsidiary of Osprey (together with the other transactions described in the Merger Agreement, the “merger”). On the Closing Date, the Registrant changed its name from “Osprey Technology Acquisition Corp.” to “BlackSky Technology Inc.”

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) that become issuable under the Registrant’s Spaceflight, Inc. Amended and Restated 2011 Equity Incentive Plan Assumed by Spaceflight Industries (the “2011 Plan”), the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) and the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Class A Common Stock that increases the number of outstanding shares of Class A Common Stock.

(2)

Represents 15,003,200 shares of Class A Common Stock reserved for issuance under the 2021 Plan as of the date of this Registration Statement plus 94,043 shares of Class A Common Stock available for issuance under the 2021 Plan pursuant to the forfeiture of 88,572 restricted stock units and 5,471 options granted under the 2014 Plan. The number of shares of Class A Common Stock available for issuance under the 2021 Plan will be increased by any shares subject to assumed awards granted under the 2014 Plan and 2011 Plan that will become available for issuance under the 2021 Plan to the extent on or after the effective closing date of the merger such awards: (a) are cancelled, expire or otherwise terminate without having been exercised in full, or (b) are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or (c) are forfeited to or repurchased by the Registrant due to failure to vest the shares that were subject to such awards (or the applicable portions hereof). As of the date hereof, 0 shares of Class A Common Stock are subject to options outstanding under the 2021 Plan. The maximum aggregate total number of shares that can be added to the 2021 Plan pursuant to assumed awards granted under the 2011 Plan and 2014 Plan is 13,050,300. See footnotes 3, 4, 5 and 6 below.

(3)

Represents 2,296,782 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the 2014 Plan that were assumed by the Registrant. No additional awards will be granted under the 2014 Plan. To the extent that outstanding awards under the 2014 Plan that were assumed in the merger are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, the shares that were subject to such awards (or the applicable portions thereof) will become available for issuance under the 2021 Plan. The maximum aggregate total number of shares that can be added to the 2021 Plan pursuant to assumed awards granted under the 2011 Plan and 2014 Plan is 13,050,300.

(4)

Represents 9,174,652 shares of Class A Common Stock issuable upon the vesting of restricted stock units granted under the 2014 Plan that were assumed by the Registrant. No additional awards will be granted under the 2014 Plan. To the extent that outstanding awards under the 2014 Plan that were assumed in the merger are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, the shares that were subject to such awards (or the applicable portions thereof) will become available for issuance under the 2021 Plan. The maximum aggregate total number of shares that can be added to the 2021 Plan pursuant to assumed awards granted under the 2011 Plan and 2014 Plan is 13,050,300.

(5)

Represents 472,877 shares of Class A Common Stock issuable upon the vesting of shares of restricted stock granted under the 2014 Plan that were assumed by the Registrant. No additional shares of restricted stock will be granted under the 2011 Plan or the 2014 Plan. To the extent that outstanding shares of restricted stock under the 2014 Plan that were assumed in the merger are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, the shares that were subject to such restricted stock (or the applicable portions thereof) will become available for issuance under the 2021 Plan. The maximum aggregate total number of shares that can be added to the 2021 Plan pursuant to assumed awards granted under the 2011 Plan and 2014 Plan is 13,050,300.

(6)

Represents 41,275 shares of Class A Common Stock as of the date of this Registration Statement issuable upon the exercise of outstanding stock options granted under the 2011 Plan that were assumed by the Registrant. No additional awards will be granted under the 2011 Plan. To the extent that outstanding awards under the 2011 Plan that were assumed in the merger are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, the shares that were subject to such awards (or the applicable portions thereof) will become available for issuance under the 2021 Plan. The maximum aggregate total number of shares that can be added to the 2021 Plan pursuant to assumed awards granted under the 2011 Plan and 2014 Plan is 13,050,300.

(7)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.14, which is the average of the high and low prices of shares of Class A Common Stock on The New York Stock Exchange (“NYSE”) on December 17, 2021 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.2269 per share, the weighted-average exercise price of stock option awards outstanding under the 2014 Plan as of the date of this Registration Statement.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.98 per share, the weighted-average exercise price of stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

BlackSky Technology Inc. (the “Registrant”) hereby incorporates by reference into this registration statement (the “Registration Statement”) the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-39113) for the quarterly period ended September 30, 2021 filed with the SEC on November 15, 2021.

(2)

The Registrant’s Final Prospectus filed with the SEC on December 16, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-260458) (the “Resale S-1”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(3)

The Registrant’s Current Reports on Form 8-K filed on February 18, 2021 (other than information furnished rather than filed) as amended on February  22, 2021, May 10, 2021, May  19, 2021, June  8, 2021 (other than information furnished rather than filed), August  12, 2021, August  18, 2021, September  1, 2021 (other than information furnished rather than filed), September  8, 2021, September  15, 2021 (other than information furnished rather than filed), September  17, 2021, October  5, 2021 and November 12, 2021 (other than information furnished rather than filed).

(4)	The description of the Registrant’s Class A Common Stock contained in the Resale S-1, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly, own less than 0.01% of the outstanding shares of the Registrant’s Class A Common Stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that its officers and directors will be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s certificate of incorporation provides that its directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, to the fullest extent permitted by Delaware law as it now exists or may in the future be amended. The Registrant’s certificate of incorporation also authorizes it to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Registrant’s bylaws are not exclusive.

The Registrant’s certificate of incorporation and its bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors, officers and certain other employees of the Registrant that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Registrant has entered into agreements with its officers, directors and certain other employees of the Registrant to provide contractual indemnification in addition to the indemnification provided for in its certificate of incorporation. The Registrant’s bylaws also permit it to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Registrant has obtained a policy of director’s and officer’s liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Certificate of Incorporation of BlackSky Technology Inc.	8-K	001-39113	3.1	September 15, 2021

4.2	Bylaws of BlackSky Technology Inc.	8-K	001-39113	3.2	September 15, 2021

4.3	BlackSky Technology Inc. 2021 Equity Incentive Plan.	S-4	333-256103	Annex E	May 13, 2021

4.4	Form of Stock Option Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan.

4.5	Form of Restricted Stock Unit Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan.

4.6	Form of Restricted Stock Award Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan.

4.7	Form of Stock Appreciation Right Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan.

4.8	2014 Equity Incentive Plan and forms of agreements thereunder

4.9	Spaceflight, Inc. Amended and Restated 2011 Equity Incentive Plan Assumed by Spaceflight Industries and forms of agreements thereunder

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte LLP, independent registered public accounting firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 20th day of December, 2021.

BLACKSKY TECHNOLOGY INC.

By:	/s/ Brian O’Toole
Brian O’Toole
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian O’Toole and Johan Broekhuysen, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact, proxy and agent, or any substitute of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Brian O’Toole	Chief Executive Officer, President and Director (Principal Executive Officer)	December 20, 2021
Brian O’Toole

/s/ Johan Broekhuysen	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2021
Johan Broekhuysen

/s/ Magid Abraham	Director	December 20, 2021
Magid Abraham

/s/ David DiDomenico	Director	December 20, 2021
David DiDomenico

/s/ Susan Gordon	Director	December 20, 2021
Susan Gordon

	Director	December 20, 2021
Timothy Harvey

/s/ William Porteous	Director	December 20, 2021
William Porteous

/s/ James Tolonen	Director	December 20, 2021
James Tolonen